Exhibit 99.1

For further information:
A. Vincent Siciliano
President and CEO
1st Pacific Bancorp
858-875-2005

1st Pacific Bancorp Announces Completion of Landmark Acquisition

SAN DIEGO, July 2, 2007 (PRIME NEWSWIRE) — 1st Pacific Bancorp (OTCBB:FPBN), the parent company of 1st Pacific Bank of California, today announced the completion of its acquisition of Landmark National Bank, effective July 1, 2007.

Landmark has a banking office in La Jolla and one in Solana Beach, and approximately $113 million in assets as of March 31, 2007. Landmark will be merged into 1st Pacific Bank of California, and the resulting combination will have a total of seven banking offices located throughout San Diego County.

James G. Knight, Chairman of 1st Pacific Bancorp, commented, “This strategic acquisition provides 1st Pacific Bank customers with a broader geographic footprint as well as a wider selection of banking products and services. Moreover, the combined organization — over $425 million in assets — not only produces significant economies of scale, but also allows us to bank much larger businesses than either 1st Pacific Bank or Landmark National Bank could have served on their own.

This is a tremendous win for our people, customers and investors.”

“The transaction has proceeded smoothly from the very beginning,” added 1st Pacific President and CEO A. Vincent Siciliano. “We have worked together well with Landmark to complete this acquisition on schedule, and we look forward to a productive future as a merged company.”

About 1st Pacific Bancorp

1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s leading local business bank. The Bank offers a full complement of business products and services to meet the financial needs of professional firms, small to midsized businesses, their owners and the people who work there. Including its recent acquisition of Landmark National Bank, 1st Pacific Bank has a total of seven banking offices located in San Diego County: one each in the University Towne Center area, in the Tri-Cities area of Oceanside, in Mission Valley, the Inland North County, El Cajon, La Jolla Village and Solana Beach. For additional information, visit the Company’s website at: www.1stpacificbank.com.

Forward-looking Statements

Certain statements in this press release, including statements regarding the anticipated impact of merged operations, growth and customer base, represent the intent, belief, or current expectations of 1st Pacific Bancorp and Landmark National Bank, and are “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the possibility that personnel changes will not proceed as planned; the merger and its relative cost savings cannot be realized, or realized within the expected time frame; revenues are lower than expected; the integration of Landmark National Bank’s business costs more, takes longer, or is less successful than expected; 1st Pacific Bancorp’s ability to achieve expected synergies and operating efficiencies within expected time-frames, or at all, or to successfully integrate Landmark National Bank’s operations; and those discussed in filings by 1st Pacific Bancorp with the Securities and Exchange Commission, 1st Pacific Bank of California with the Federal Reserve Board and by Landmark National Bank with the Office of the Comptroller of the Currency. 1st Pacific Bancorp undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.